Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Pulse Biosciences, Inc.

We hereby consent to the use in the Prospectus constituting a part of this pre-effective amendment number 3 to Form S-1 Registration Statement (registration number 333-208694) of our report dated March 7, 2016, relating to the consolidated balance sheets of Pulse Biosciences, Inc. (as defined in Note 1 to the consolidated financial statements) (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2015 and for the period from May 19, 2014 (inception) through December 31, 2014, which is contained in the Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Gumbiner Savett Inc.

May 3, 2016

Santa Monica, California